Exhibit 10.4

Silicon Storage Technology, Inc.

Employee Profit Sharing Plan

The Employee Profit Sharing Plan (the “Plan”) of Silicon Storage Technology, Inc. (the “Company”) was adopted by the Board of Directors in 1995. Certain aspects of the Plan were revised by the Compensation Committee of the Board of Directors on January 23, 2006. The Plan as revised is as follows:

Any profit sharing bonus will be based on financial performance for the periods January 1 through June 30 and July 1 through December 31. Adjusted Operating Profit will be calculated as Operating Profit plus any expenses booked as result of the application of SFAS 123(R) less any amounts calculated for the Profit Sharing Pool. The Adjusted Operating Margin is calculated by dividing the Adjusted Operating Profit by Net Revenue for the same six month period. The Profit Sharing Pool will be determined by multiplying the Profit Sharing Ratio by the Adjusted Operating Profit. The Profit Sharing Pool will be calculated based on the following table:

Adjusted Operating Margin	Profit Sharing Ratio

Below 5%	0%
5% to 6%	5%
6% to 7%	6%
7% to 8%	7%
8% to 9%	8%
9% to 10%	9%
Above 10%	10%

Management may recommend to the Board of Director or the Compensation Committee that the Profit Sharing Pool may be reduced based upon the Company’s profitability, the Company’s sales returns performance, individual MBO performance or other factors deemed relevant by management. Management shall recommend to the Board of Directors or the Compensation Committee the distribution of the Profit Sharing Pool to Company employees which distribution may be based upon salary, performance, longevity or other factors considered relevant by management. Employees covered by other compensation plans may be excluded from the Plan at management’s recommendation to the Board of Directors or Compensation Committee.

Any payments under the Profit Sharing Plan shall be approved by and made on such schedule and at such times as may be approved by the Board of Directors or the Compensation Committee each in their discretion.

Participation in the Plan shall not alter in any way the at-will nature of the employment of an employee, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

The Board of Directors or the Compensation Committee may amend, suspend, modify the terms of, or terminate the Plan at any time.

The Plan shall be governed by and construed in accordance with the laws of the State of California.